EXHIBIT 18

                    ADDINGTON RESOURCES, INC.



                          August 4, 1995


Mr. Larry Addington
Mr. Bruce Addington
Mr. Robert Addington
[address]

          Re:  Tennessee Mining Properties

Gentlemen:

          This will confirm our understanding and for $1,000 in hand paid and for other good and valuable consideration receipt of which is hereby acknowledged by each of you that Addington Resources, Inc. and its subsidiaries shall have the right, exercisable by delivery to you of ten days prior written notice at the address specified above, to either (i) transfer to you all of their right, title and interest in and to the Tennessee Mining Company, Inc. (which at such time shall own the Tennessee coal properties currently owned by it plus the contract with Tennessee Valley Authority (the "TVA")) or (ii) to assign to a corporation formed by you (and such corporation shall assume the liabilities with respect to) the Tennessee coal properties and the TVA contract. The outstanding payables as of the date hereof in respect of the Tennessee coal properties (not exceeding $2.5 million) shall be borne by Addington Resources, Inc. The rights of Addington Resources, Inc. under this paragraph shall expire on September 29, 1995.

          In the event the foregoing shall occur, you shall cause Tennessee Mining Company, Inc. or your corporation to pay a royalty to Addington Resources, Inc. of $1.00 for each ton of coal delivered to the TVA under the TVA contract; provided that the maximum royalty payable to Addington Resources, Inc. shall not exceed $12 million.

          Please indicate your concurrence with our understanding by executing the enclosed copy of this agreement, whereupon this letter shall be a binding agreement between us.

                              Sincerely,

                              ADDINGTON RESOURCES, INC.


                              By:  /s/   Howard Berkowitz


Accept and Agreed:


   /s/ Larry Addington
Larry Addington


   /s/ Bruce Addington
Bruce Addington


  /s/ Robert Addington
Robert Addington